FOR IMMEDIATE RELEASE
Contact: Danny Meisenheimer
VP of Brand Management
Pizza Inn, Inc.
469-384-5000
dmeisenheimer@pihq.com

PIZZA INN NAMES MORRISON AS PRESIDENT AND CEO

The Colony, Texas – December 14, 2007-- PIZZA INN INC. (NASDAQ:PZZI) announced the appointment of Charlie Morrison as its new President and Chief Executive Officer. Morrison has been serving as the company’s Interim President and CEO and Chief Financial Officer since August 15, 2007.

Prior to joining Pizza Inn as its Chief Financial Officer in January 2007, Mr. Morrison served as President for Steak and Ale and The Tavern Restaurants. Prior to that, he served as Vice President of Finance for Kinko’s, Inc.

Mark Schwarz, Chairman of the Board of Pizza Inn, stated, “Over the last several months, Charlie has clearly demonstrated his ability to lead the Pizza Inn brand. By continuing to work closely with the Board of Directors, our franchise partners and the company’s management team, I am confident that he will provide the organization with the strategic leadership needed to maximize Pizza Inn’s long-term potential.”

Mr. Morrison commented, “I am extremely excited about the opportunities that exist at Pizza Inn. The Company is in a strong and stable financial position and poised for growth. In recent quarters we have established a great deal of momentum, specifically in the areas of comparable store sales increases, earnings improvements, the openings of three new domestic buffets within the last two weeks and the signing of a multi-unit agreement in our international division last month.”

Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Pizza Inn’s operating results, performance or financial condition are its ability to implement its growth strategies; success of its franchise operations; national, regional and local economic conditions affecting the restaurant industry; competition within the restaurant industry; restaurant sales cannibalization; negative publicity; fluctuations in quarterly results of operations, including seasonality; government regulations; weather; and commodity, insurance and labor costs

Pizza Inn, Inc. (www.pizzainn.com) is headquartered in The Colony, Texas, along with its distribution division, Norco Restaurant Services Company. Pizza Inn franchises approximately 350 restaurants and owns one restaurant with annual domestic and international chain-wide sales of approximately $145 million.